Exhibit 99.1

Contact Information:

Investors:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

WEIGHT WATCHERS ANNOUNCES FINAL RESULTS OF ITS

SELF-TENDER OFFER

New York, January 26, 2007 — Weight Watchers International, Inc. (NYSE: WTW) announced today the final results of its “modified Dutch Auction” tender offer, which expired at 12:00 midnight, New York City time, on January 18, 2007. The Company has accepted for purchase an aggregate of 8,548,027 shares of its common stock at a purchase price of $54.00 per share. The shares represent approximately 8.8% of the Company’s outstanding shares as of November 30, 2006.

Based on the final count by the depositary for the tender offer, an aggregate of 8,548,027 shares were properly tendered and not withdrawn at or below a price of $54.00. The 8,548,027 shares to be purchased are comprised of the 8,300,000 shares the Company offered to purchase and 248,027 shares to be purchased pursuant to the Company’s right to purchase up to an additional 2% of the outstanding shares of common stock as of November 30, 2006 without extending the tender offer in accordance with applicable securities laws. Because the Company has accepted all of the shares tendered, there will not be any proration of the shares accepted for purchase. The depositary will promptly pay for the shares accepted for purchase.

Additionally, on February 2, 2007, the Company expects to purchase 10,511,432 shares from Artal Holdings Sp. z o.o., its majority shareholder, at a purchase price of $54.00 per share. The Company previously announced an agreement with Artal to purchase a number of shares of common stock at the price established by the tender offer so that Artal’s percentage ownership interest in the Company’s outstanding shares of common stock after the tender offer and such purchase from Artal will be substantially equal to its current level. As a result of the tender offer and the purchase from Artal, the Company will repurchase approximately 19.6% of its common stock outstanding as of November 30, 2006.

The Company amended its senior credit facility today to increase its borrowing capacity up to an additional $1.2 billion to finance the purchases pursuant to the tender offer and the agreement with Artal and to refinance certain indebtedness of its subsidiary WeightWatchers.com, Inc.

The tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated December 18, 2006, in which the Company offered to purchase up to 8.3 million shares at a price not less than $47.00 per share and not greater than $54.00 per share, that were filed as exhibits to the Company’s Schedule TO filed with the Securities and Exchange Commission on December 18, 2006, as amended on January 11, 2007 and January 19, 2007.

Credit Suisse Securities (USA) LLC was the dealer manager, Georgeson Inc. was the information agent and Computershare Trust Company, N.A. was the depositary for the tender offer. All inquiries about the tender offer should be directed to Georgeson Inc. at 866-785-7396 in the United States and Canada and 212-440-9800 for all other countries.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 48,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at http://www.weightwatchersinternational.com).

# # #